Exhibit 99.1

For Immediate Release

Contact:

Mike Bauer	Jerry Daly or Carol McCune
Sr. Director, Finance and Investor Relations	Daly Gray Public Relations (Media)
(703) 812-7202	(703) 435-6293

MeriStar Hospitality Corporation Reports First Quarter 2005 Results

Hotel Profitability Shows Strong Growth

ARLINGTON, Va., May 4, 2005--MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced financial results for the first quarter ended March 31, 2005. Highlights of the company’s strong quarterly performance include*:

•	Net loss narrowed to $(13.4) million or $(0.15) per diluted share compared to a net loss of $(40.2) million or $(0.58) per diluted share for the 2004 first quarter;

•	Adjusted EBITDA of $43.3 million increased 15.0 percent compared to $37.6 million in the 2004 first quarter;

•	Adjusted funds from operations (FFO) per share of $0.12 increased 300 percent compared to $0.03 per share for the 2004 first quarter;

•	A 140 basis point improvement in comparable hotel gross operating profit margins and a 220 basis point improvement in comparable hotel EBITDA margins;

•	Revenue per available room (RevPAR) increased 5.1 percent for the comparable hotels, adjusted for rooms out-of-service;

•	Estimated RevPAR growth of 7.5 percent assuming all Florida properties were fully open and realized market RevPAR growth rates and were included in the comparable hotels; and

•	Business interruption (“BI”) insurance income of $2.3 million included in net loss, adjusted EBITDA and adjusted FFO.

*	See the notes to financial information for further discussion on certain of these non-GAAP financial measures.

“We had a great first quarter, as evidenced by the improvements in net income, adjusted EBITDA, and adjusted FFO per share. All of these measures exceeded our prior year amounts by a wide margin,” said Paul W. Whetsell, chairman and chief executive officer. “Our ability to increase room rates has lead to strong flow through, generating an increase in comparable hotel gross operating profit margins of 140 basis points along with comparable EBITDA margins of 220 basis points, well ahead of the 50 to 100 basis point EBITDA margin increase we targeted in our first quarter guidance. Our efforts to strengthen the portfolio through well executed capital expenditures, planned asset sales and new property investments are positioning us well for revenue growth and margin expansion.

“A number of our markets reported strong increases in RevPAR. Washington, D.C., where we own 11 properties (2,478 rooms), continues as one of the nation’s leading markets. Our comparable hotels in and around the nation’s capital enjoyed adjusted RevPAR gains of 11.8 percent,” Whetsell stated.

Strong rate increases drove the average daily rate (ADR) for the company’s comparable hotels up 8.1 percent to $108.69 in the first quarter. Following the company’s strategy to increase room rates and displace lower-rated contract business, occupancy decreased slightly by 1.9 percentage points to 67.8 percent after adjusting for rooms out-of-service for the company’s extensive renovation program.

The comparable properties’ adjusted RevPAR increase of 5.1 percent exceeded the company’s guidance of 4 to 5 percent for the first quarter and was realized despite the continued closure during the quarter of seven properties in the strong Florida market where RevPAR gains have been exceptionally strong. The company estimates that the adjusted RevPAR would have increased 7.5 percent had all of its Florida properties been fully open with market type RevPAR performance.

The company acquired two properties during 2004, The Ritz-Carlton, Pentagon City and the Marriott Irvine, which had a combined adjusted RevPAR increase of 12 percent for the quarter. “The Marriott Irvine property completed its major room renovation program during the quarter,” Whetsell stated. These two properties are not currently included in the company’s comparable results as they were not owned in both years. During 2004 the company also acquired a 49.99 percent interest in the landmark Radisson Lexington in Midtown Manhattan, which recorded a RevPAR increase of 14 percent in the first quarter. “All three of our 2004 investment properties are performing exceptionally well and are out-performing our original expectations,” Whetsell added.

Renovation Program

In the first quarter, the company invested approximately $35.8 million in capital improvements at its properties as part of its $100 million renovation program for 2005. “We are clearly experiencing the benefits of our property investment program that began in 2004. The upgrading we are doing allows us to position properties for higher-rated and more profitable business.”

Examples of the program’s impact include the Hilton hotel in Durham, N.C. During 2004, the company renovated the guest rooms, meeting space, sports bar and restaurant. In the first quarter 2005, the property reported a 16 percent improvement in adjusted RevPAR and significantly outperformed its competitive set. Another property, the company’s Courtyard in Marina del Ray, Calif., also completed a renovation in 2004 and reported RevPAR growth of 17 percent for the 2005 first quarter. “This hotel’s RevPAR index in the quarter of over 115 demonstrates the property’s strength and its ability to grow share in its market,” Whetsell added.

“We expect to see similar examples across our portfolio as we continue to complete projects throughout the year.”

Florida Hotels Update

Florida continued to see outstanding growth as evidenced by reports of double-digit RevPAR gains across the state. The company’s two open Orlando hotels both produced nearly 30 percent RevPAR gains in the first quarter. Also, the company’s two hotels in the Tampa/Clearwater market achieved nearly 25 percent RevPAR growth, adjusted for rooms out-of-service.

Whetsell noted that, of the seven properties substantially closed in the first quarter due to hurricane damage last fall, five will be reopening in the second quarter. “We expect to have all but our South Seas Resort on Captiva open by summer. South Seas, which suffered the most damage, is expected to re-open this fall in time for the high season.”

Total company adjusted EBITDA of $43.3 million in the first quarter included $2.3 million of BI insurance income recognition related to the ongoing claim for the Florida properties affected by last year’s hurricanes. Including BI insurance income, the company’s seven Florida hotels substantially closed during the first quarter and the Dunes Golf and Tennis Club on Sanibel Island contributed $2.5 million of EBITDA ($0.9 million of net income) in the first quarter 2005, compared to $6.4 million of EBITDA ($3.8 million of net income) in the first quarter 2004. In addition, total revenue reported by these properties was $4.0 million in the 2005 first quarter compared to $28.9 million in the quarter a year ago.

“The operating results from our comparable hotels provided for a strong first quarter, despite recognizing a very conservative BI insurance gain in the quarter,” said Donald D. Olinger, chief financial officer. “The $2.3 million of BI recognized in the quarter represents minimum profit recognition independent from the claim payment process and is below both what we ultimately expect to recognize and the $6 to $8 million originally contemplated in our guidance for the quarter. The claim negotiation process was not sufficiently advanced on several of our more complex properties to enable us to recognize profit in the first quarter, and we did not believe that forcing the issue was in the best interest of the overall claim resolution. We are very confident that we ultimately will be compensated for lost profits at a level well in excess of what we recognized in this quarter, however the timing of the recognition between this year’s quarters will continue to be challenging to predict.”

To date, the company has received approximately $70 million of hurricane recovery insurance payments. “We have been receiving regular cash payments from our insurance carriers and expect these payments to continue as we work through our claim,” Olinger added. “However, in order to recognize gains resulting from BI insurance for lost income, all contingencies related to the recoveries must be resolved, which is difficult to achieve with the insurance companies until the claim is more advanced.”

Capital Structure

“We continued to improve our capital structure in the first quarter, taking advantage of lower interest rate debt opportunities, and lengthening our maturities,” Olinger said. In January 2005, the company placed a 5.8 percent fixed-rate, 10-year, $38 million mortgage on the Hilton Crystal City hotel in Arlington, Virginia. In the short-term, proceeds will be used to temporarily fund capital projects at properties damaged by last year’s hurricanes. “We ultimately plan to reduce debt carrying higher rates or use the proceeds to fund selected investments. We will continue to look for opportunities to reduce our borrowing costs and to improve our credit statistics in 2005,” he added.

Guidance

Following the strength of the first quarter results, the company has increased full year 2005 guidance for adjusted EBITDA, FFO per share, RevPAR growth and comparable hotel EBITDA margin growth. RevPAR increase has been raised to 8 to 9 percent for the full year 2005 with RevPAR growth of 9 to 10 percent anticipated in the second quarter 2005. Comparable hotel EBITDA margins are expected to increase 125 to 175 basis points in the second quarter and for the full year. Additionally, the company provides the following range of estimates for the second quarter and full year:

•	Net income (loss) of break-even to $3 million for the second quarter and $(38) million to $(43) million for the full year;

•	Net income (loss) per diluted share of $0.00 to $0.03 for the second quarter and $(0.43) to $(0.49) for the full year;

•	FFO per diluted share of $0.28 to $0.31 for the second quarter and $0.59 to $0.64 for the full year;

•	Adjusted FFO per diluted share of $0.28 to $0.31 for the second quarter and $0.59 to $0.64 for the full year;

•	Adjusted EBITDA of $60 million to $63 million for the second quarter and $190 million to $195 million for the full year; and

•	BI insurance profit of $2.5 million to $5 million is included in the second quarter adjusted EBITDA guidance of $60 to $63 million.

See reconciliations of net loss to FFO per diluted share and Adjusted FFO per diluted share and net loss to Adjusted EBITDA included in the tables of this press release. FFO, Adjusted FFO, and Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and other items) are non-GAAP financial measures and should not be considered as alternatives to any measures of operating results under GAAP. See the notes to financial information for further discussion of these non-GAAP financial measures.

MeriStar will hold a conference call to discuss its first-quarter results today, May 4, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 240-7305, reference number 11028922, to hear a telephone replay. The telephone replay will be available through midnight on Wednesday, May 11, 2005.

Arlington, Va.-based MeriStar Hospitality Corporation owns 73 principally upscale, full service hotels in major markets and resort locations with 20,319 rooms in 22 states and the District of Columbia. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Ritz-Carlton, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality, visit the company’s Web site: www.meristar.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. All statements regarding our expected financial position, business and financing plans are forward-looking statements. Except for historical information, matters discussed in this press release are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to: economic conditions generally and the real estate market specifically; supply and demand for hotel rooms in our current and proposed market areas; other factors that may influence the travel industry, including health, safety and economic factors; competition; cash flow generally, including the availability of capital generally, cash available for capital expenditures, and our ability to refinance debt; the effects of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions, including new laws and regulations and particularly changes to laws governing the taxation of real estate investment trusts; weather conditions generally and natural disasters; rising interest rates; and changes in generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts. These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this press release or incorporated by reference herein. All forward-looking statements speak only as of the date of this press release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

MeriStar Hospitality Corporation

March 31, 2005

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended March 31,
	2005	2004
Revenue:
Hotel operations:
Rooms	$125,995	$129,992
Food and beverage	51,858	49,110
Other hotel operations	11,384	15,340
Office rental, parking and other revenue	1,858	1,368

Total revenue	191,095	195,810

Hotel operating expenses:
Rooms	31,359	31,686
Food and beverage	37,509	36,907
Other hotel operating expenses	7,116	9,475
Office rental, parking and other expenses	824	585
Other operating expenses:
General and administrative, hotel	32,105	32,264
General and administrative, corporate	3,533	3,882
Property operating costs	29,682	29,735
Depreciation and amortization	24,888	25,517
Property taxes, insurance and other	10,989	16,334
Loss on asset impairments	—	184

Operating expenses	178,005	186,569

Equity in income/loss of and interest earned from unconsolidated affiliates	1,634	1,600
Hurricane business interruption income	2,281	—

Operating income	17,005	10,841
Minority interest	347	946
Interest expense, net	(30,714)	(34,502)
Loss on early extinguishments of debt	(60)	(5,923)

Loss before income taxes and discontinued operations	(13,422)	(28,638)
Income tax (expense) benefit	(22)	524

Loss from continuing operations	(13,444)	(28,114)

Discontinued operations:
Loss from discontinued operations before income tax benefit	—	(12,220)
Income tax benefit	—	89

Loss from discontinued operations	—	(12,131)
Net loss	$(13,444)	$(40,245)

Basic loss per share:
Loss from continuing operations	$(0.15)	$(0.41)
Loss from discontinued operations	—	(0.18)

Net loss per basic share	$(0.15)	$(0.59)

Diluted loss per share:
Loss from continuing operations	$(0.15)	$(0.41)
Loss from discontinued operations	—	(0.17)

Net loss per diluted share	$(0.15)	$(0.58)

MeriStar Hospitality Corporation

March 31, 2005

RECONCILIATION OF NET LOSS TO FUNDS FROM OPERATIONS (a)

(In thousands, except per share amounts)

	Quarter Ended March 31,
	2005	2004
Funds From Operations:
Net Loss	$(13,444)	$(40,245)
Depreciation and amortization of real estate assets	23,494	24,503
Loss on disposal of assets	—	6,946
Unconsolidated affiliate adjustments	1,254	—
Minority interest to common OP unit holders	(634)	(997)

Funds from operations	$10,670	$(9,793)

Weighted average number of shares of common stock outstanding	87,495	68,640

Funds from operations per diluted share	$0.12	$(0.14)

Funds From Operations, as adjusted:
Funds from operations	$10,670	$(9,793)
Loss on asset impairments	—	5,011
Loss on early extinguishments of debt	60	5,923
Write off of deferred financing fees	11	1,266
Minority interest to common OP unit holders	(1)	(387)

Funds from operations, as adjusted	$10,740	$2,020

Weighted average number of shares of common stock and common stock equivalents outstanding	87,495	68,711

Funds from operations per diluted share, as adjusted	$0.12	$0.03

(a)	See the notes to the financial information for discussion of non-GAAP measures.

MeriStar Hospitality Corporation

March 31, 2005

RECONCILIATION OF NET LOSS TO EBITDA (a)

(In thousands)

	Quarter Ended March 31,
	2005	2004
EBITDA and Adjusted EBITDA:
Loss from continuing operations	$(13,444)	$(28,114)
Loss from discontinued operations	—	(12,131)

Net Loss	$(13,444)	$(40,245)

Loss from continuing operations	$(13,444)	$(28,114)
Interest expense, net	30,714	34,502
Income tax expense (benefit)	22	(524)
Depreciation and amortization (b)	24,888	25,517

EBITDA from continuing operations	42,180	31,381
Loss on asset impairments	—	184
Minority interest	(347)	(946)
Loss on early extinguishments of debt	60	5,923
Equity investment adjustments:
Equity in loss of affiliates	1,370	—

Adjusted EBITDA from continuing operations	$43,263	$36,542

Loss from discontinued operations	$—	$(12,131)
Interest expense, net	—	(111)
Income tax benefit	—	(89)
Depreciation and amortization	—	1,643

EBITDA from discontinued operations	—	(10,688)
Loss on asset impairments	—	4,827
Loss on disposal of assets	—	6,946

Adjusted EBITDA from discontinued operations	$—	$1,085

Adjusted EBITDA, total operations	$43,263	$37,627

(a)	See the notes to the financial information for discussion of non-GAAP measures.
(b)	Depreciation and amortization includes the write-off of deferred financing costs totaling $1.3 million for the Quarter Ended March 31, 2004 related to our early extinguishments of debt during this period.

MeriStar Hospitality Corporation

March 31, 2005

HOTEL OPERATIONAL DATA

SCHEDULE OF COMPARABLE HOTEL RESULTS (a)

(In thousands, except per share amounts)

	Quarter Ended March 31,
	2005	2004
Number of hotels	62	62
Number of rooms	17,684	17,684
Comparable hotel gross operating profit margin	28.8%	27.4%
Comparable hotel EBITDA margin	20.9%	18.7%
Comparable hotel revenues:
Rooms	$114,037	$110,041
Food and beverage	45,406	43,983
Other hotel operations	8,185	8,330

Comparable hotel revenues (b)	167,628	162,354

Comparable hotel expenses:
Room	28,833	28,152
Food and beverage	32,903	33,002
Other	5,726	5,831
General and administrative	28,771	28,140
Property operating costs, less management fees	23,177	22,686

Comparable hotel expenses (c)	119,410	117,811

Comparable Hotel Gross Operating Profit	48,218	44,543

Management fees (c)	(4,188)	(4,055)
Property taxes, insurance and other (c)	(9,226)	(10,084)
Hurricane business interruption income	278	—

Comparable Hotel EBITDA (d)	$35,082	$30,404

(a)	See the notes to the financial information for discussion of non-GAAP measures, and comparable hotel results and statistics.

MeriStar Hospitality Corporation

March 31, 2005

(b)	The reconciliation of total revenues per the consolidated statements of operations to the comparable hotel revenues is as follows (in thousands):

	Quarter Ended March 31,
	2005	2004
Revenues per the consolidated statements of operations	$191,095	$195,810
Non-comparable hotel revenues	(21,609)	(32,088)
Office rental, parking and other revenue	(1,858)	(1,368)

Comparable hotel revenues	$167,628	$162,354

(c)	The reconciliation of operating costs per the consolidated statements of operations to the comparable hotel expenses, management fees, property taxes, insurance, and other is as follows (in thousands):

	Quarter Ended March 31,
	2005	2004
Operating expenses per the consolidated statements of operations	$178,005	$186,569
Non-comparable hotel expenses	(16,760)	(25,036)
General and administrative, corporate	(3,533)	(3,882)
Depreciation and amortization	(24,888)	(25,517)
Loss on asset impairments	—	(184)

Comparable hotel expenses, management fees, property taxes, insurance, and other	$132,824	$131,950

(d)	The reconciliation of comparable hotel EBITDA to operating income per the consolidated statements of operations is as follows (in thousands):

	Quarter Ended March 31,
	2005	2004
Comparable hotel EBITDA	$35,082	$30,404
Non-comparable results, net (e)	4,849	7,052
Office rental, parking and other revenue	1,858	1,368
General and administrative, corporate	(3,533)	(3,882)
Depreciation and amortization	(24,888)	(25,517)
Loss on asset impairments	—	(184)
Equity in income/loss of and interest earned from unconsolidated affiliates	1,634	1,600
Hurricane business interruption income at non-comparable hotels	2,003	—

Operating Income	$17,005	$10,841

(e)	Non-comparable results, net represent all revenues and expenses, other than those of our comparable hotels, and specific revenues and expenses identified above: office rental, parking and other revenue and expense; general and administrative, corporate; depreciation and amortization; loss on asset impairments; and equity in income/loss of and interest earned from unconsolidated affiliates.

MeriStar Hospitality Corporation

March 31, 2005

RECONCILIATION OF NET INCOME TO EBITDA (HURRICANE PROPERTIES)

(In thousands)

In August and September of 2004, Florida was hit by hurricanes. Twelve hotels in Florida and the golf course on Sanibel Island were impacted by varying degrees by the hurricanes. The operations at nine of these hotels were very significantly affected. Of the nine, Hilton Clearwater continued to operate with a number of rooms out of service and the Hilton Cocoa Beach was initially shutdown then partially reopened in December. These two properties were open in the first quarter 2005 and included in the 62 comparable hotels.

The following seven properties were still substantially closed during the first quarter of 2005: Best Western Sanibel Island, Holiday Inn Walt Disney World, Sanibel Inn, Seaside Inn, Song of the Sea, South Seas Resort, and Sundial Beach Resort.

The following is a reconciliation of Net Income to EBITDA for the seven properties and Dunes Golf and Tennis Club on Sanibel Island:

	Quarter Ended March 31,
	2005	2004
EBITDA:

Net Income (a)	$884	$3,801
Depreciation and amortization	1,644	2,646

EBITDA (a)	$2,528	$6,447

(a)	Includes $2.0 million of business interruption insurance income at these seven hotels and Dunes Golf and Tennis Club in 2005; we received an additional $0.3 million of business interruption income included in the 62 comparable hotels.

MeriStar Hospitality Corporation

March 31, 2005

DETAILED OPERATING STATISTICS BY MARKET, REGION AND LOCATION

Comparable hotels, same store basis (a)

			1st Quarter 2005				1st Quarter 2004			Percent Change in RevPAR
Market/Region/Location	Hotels	Rooms	ADR		Occ%	RevPAR	ADR	Occ%	RevPAR
Washington DC Metro (b)	10	2,112		$138.62	66.9%	$92.68	$118.19	70.1%	$82.89	11.8%
New Jersey	4	1,120		$127.75	57.7%	$73.77	$126.09	62.0%	$78.22	-5.7%
Southern California (b)	3	1,034		$121.03	76.4%	$92.51	$114.28	76.9%	$87.84	5.3%
Northern California	3	968		$112.61	67.8%	$76.33	$105.35	72.3%	$76.18	0.2%
Orlando (c)	2	1,231		$100.74	81.0%	$81.61	$84.87	74.9%	$63.55	28.4%
Tampa /Clearwater	2	922		$124.69	81.9%	$102.08	$105.93	77.5%	$82.08	24.4%
Chicago	2	857		$99.54	52.3%	$52.05	$87.09	56.2%	$48.96	6.3%
Colorado	2	736		$83.25	48.1%	$40.07	$79.25	57.9%	$45.87	-12.6%
Atlanta	2	650		$93.74	78.3%	$73.37	$82.49	84.8%	$69.97	4.9%
Dallas	2	598		$90.01	62.2%	$55.99	$87.25	59.1%	$51.56	8.6%
Houston	2	597		$108.14	70.1%	$75.82	$119.95	76.7%	$92.04	-17.6%
Other Hotels	28	6,859		$99.98	67.2%	$67.22	$95.71	68.8%	$65.89	2.0%

All Markets	62	17,684		$108.69	67.8%	$73.64	$100.57	69.7%	$70.05	5.1%

Middle Atlantic (b)	16	3,718		$133.83	64.4%	$86.24	$120.39	67.7%	$81.49	5.8%
South Central	11	3,281		$96.40	64.5%	$62.22	$97.41	65.9%	$64.22	-3.1%
South Atlantic (c)	12	4,101		$109.89	78.3%	$86.01	$96.82	76.3%	$73.89	16.4%
Pacific (b)	9	2,797		$116.37	70.1%	$81.61	$110.67	72.6%	$80.36	1.6%
North Central	7	1,789		$90.10	56.8%	$51.15	$82.85	61.5%	$50.91	0.5%
Mountain	6	1,798		$84.02	64.0%	$53.75	$79.67	67.2%	$53.52	0.4%
New England	1	200		$85.41	67.4%	$57.54	$72.10	79.9%	$57.64	-0.2%

All Regions	62	17,684		$108.69	67.8%	$73.64	$100.57	69.7%	$70.05	5.1%

Urban (b)	19	4,933		$118.71	67.9%	$80.54	$109.07	69.8%	$76.07	5.9%
Resort (c)	7	2,678		$121.65	80.0%	$97.35	$108.31	75.4%	$81.72	19.1%
Airport (b)	12	3,751		$94.82	70.0%	$66.35	$84.00	74.5%	$62.55	6.1%
Suburban	24	6,322		$102.59	61.3%	$62.90	$100.61	64.1%	$64.48	-2.5%

All Locations	62	17,684		$108.69	67.8%	$73.64	$100.57	69.7%	$70.05	5.1%

Estimated RevPAR, including closed hurricane hotels at market rates (d)
Comparable Hotels	62	17,684		$108.69	67.8%	$73.64	$100.57	69.7%	$70.05	5.1%
Closed Hurricane Hotels (d)	7	1,340	$	n/a	n/a	$211.92	$250.76	69.7%	$174.86	21.2%

Total	69	19,024	$	n/a	n/a	$82.48	$110.08	69.7%	$76.69	7.5%

(a)	See notes to financial information for discussion of comparable hotel operating results and statistics.

(b)	Excludes hotels acquired in 2004.

(c)	Excludes hotels substantially closed during the first quarter 2005 due to the Florida hurricanes.

(d)	Estimated RevPAR increase reflects an assumed weighted average growth rate of 21.2% based on market-type RevPAR performance at the seven hotels substantially closed during the first quarter 2005.

MeriStar Hospitality Corporation

March 31, 2005

FORECASTED RECONCILIATION OF NET INCOME (LOSS) TO FUNDS FROM OPERATIONS

(In millions, except per share amounts)

	Three Months Ending June 30, 2005
	Low-end of range	High-end of range
Forecasted Funds from Operations:
Net income (a)	$—	$3
Adjustments to forecasted net income
Depreciation and amortization of real estate assets	25	25
Minority interest to common OP unit holders	—	—

Funds from operations	$25	$28
Weighted average diluted shares of common stock and common OP units outstanding	90	90

Funds from operations per diluted share (a)	$0.28	$0.31

	Year Ending December 31, 2005
	Low-end of range	High-end of range
Forecasted Funds from Operations:
Net loss (a)	$(43)	$(38)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	97	97
Minority interest to common OP unit holders	(1)	(1)

Funds from operations	$53	$58
Weighted average number of shares of common stock and common OP units outstanding	90	90

Funds from operations per diluted share (a)	$0.59	$0.64

(a)	Forecasted net income (loss) does not include any possible future losses on asset impairments, gains or losses on the sale of assets, gains or losses on early extinguishment of debt, or gains or losses on property damage insurance recoveries; therefore, forecasted funds from operations is equivalent to forecasted adjusted funds from operations.

MeriStar Hospitality Corporation

March 31, 2005

FORECASTED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three Months Ending June 30, 2005
	Low-end of range	High-end of range
EBITDA and Adjusted EBITDA:
Net income (a)	$—	$3
Interest expense, net	34	34
Depreciation and amortization	26	26

EBITDA	60	63
Minority interest to common OP unit holders	—	—

Adjusted EBITDA	$60	$63

	Year Ending December 31, 2005
	Low-end of range	High-end of range
EBITDA and Adjusted EBITDA:
Net loss (a)	$(43)	$(38)
Interest expense, net	132	132
Depreciation and amortization	102	102

EBITDA	191	196
Minority interest to common OP unit holders	(1)	(1)

Adjusted EBITDA	$190	$195

(a)	Forecasted net income (loss) does not include any possible future losses on asset impairments, gains or losses on the sale of assets, gains or losses on early extinguishment of debt, or gains or losses on property damage insurance recoveries.

MeriStar Hospitality Corporation

March 31, 2005

NOTES TO FINANCIAL INFORMATION

Funds From Operations

Substantially all of our non-current assets consist of real estate, and, in accordance with accounting principles generally accepted in the United States, or GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

In an effort to address these concerns, the National Association of Real Estate Investment Trusts, or NAREIT, adopted a definition of Funds From Operations, or FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains or losses from sales of real estate, real estate-related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Extraordinary items and cumulative effect of changes in accounting principles as defined by GAAP are also excluded from the calculation of FFO. As defined by NAREIT, FFO also does not include reductions from asset impairment charges. The SEC, however, recommends that FFO include the effect of asset impairment charges, which is the presentation we have adopted for all historical presentations of FFO. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets and provides beneficial information to investors.

Adjusted FFO represents FFO excluding the effects of gains or losses on early extinguishments of debt, write-offs of deferred financing costs and, in accordance with the NAREIT definition of FFO, asset impairment charges. We exclude the effects of gains or losses on early extinguishments of debt, write-offs of deferred financing costs and asset impairment charges because we believe that including them in Adjusted FFO does not fully reflect the operating performance of our remaining assets. We believe Adjusted FFO is useful for the same reasons we believe that FFO is useful, but we also believe that Adjusted FFO enables us and the investor to consider our operating performance without considering the items we exclude from our definition of Adjusted FFO, which have no cash effect in the periods considered.

Consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization

EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt, as well as the earnings effect of asset dispositions and any impairment assessments, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt as well as the earnings effect of asset dispositions and impairment assessments because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance. Furthermore, we use Adjusted EBITDA to provide a measure of performance that can be isolated on an asset by asset basis to determine overall property performance. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. We also use Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions.

Comparable Hotel Operating Results and Statistics

We present certain operating statistics (i.e., RevPAR, ADR and average occupancy) and operating results (revenues, expenses and operating profit) for the periods included in this report on a comparable hotel basis as supplemental information for investors. We define our comparable hotels as properties (i) that are owned by us and the operations of which are included in our consolidated results for the entirety of the reporting periods being compared, (ii) that have not sustained substantial property damage during the reporting periods being compared, and (iii) that are not planned for disposition as of the end of the period. Of the 73 hotels that we owned as of March 31, 2005, 62 have been

MeriStar Hospitality Corporation

March 31, 2005

classified as comparable hotels. The operating results of seven hotels significantly affected by the hurricanes in Florida in August and September 2004 that were substantially closed in the first quarter 2005, two hotels planned for disposition, and the two hotels acquired in 2004, that we owned as of March 31, 2005 are excluded from comparable hotel results for these periods. In addition, the operating statistics for the quarter ended March 31, 2005 exclude room nights that were out of service during the periods due to renovations and the impact of the Florida hurricanes at our 62 comparable hotels.

We present these comparable hotel operating results by eliminating corporate-level revenues and expenses, as well as depreciation and amortization and loss on asset impairments. We eliminate corporate-level revenues and expenses to arrive at property-level results because we believe property-level results provide investors with supplemental information into the ongoing operating performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes over time. Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. We eliminate loss on asset impairments because these non-cash expenses are primarily related to our non-comparable properties, and do not reflect the operating performance of our comparable assets.

As a result of the elimination of corporate-level costs and expenses and depreciation and amortization, the comparable hotel operating results we present do not represent our total revenues, expenses or operating profit and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent that they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors, such as the effect of acquisitions or dispositions. While management believes that presentation of comparable hotel results is a “same store” supplemental measure that provides useful information in evaluating the ongoing performance of the Company, this measure is not used to allocate resources or to assess the operating performance of each of these hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results. For these reasons, we believe that comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.